Exhibit 11
                                                                      ----------


              BANDO McGLOCKLIN CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                     For the three months
                                                        ended March 31,
                                                     --------------------

                                                     2000             1999
                                                  -----------      ----------

Net income available to
  common shareholders                             $ 1,048,711      $  898,100
                                                  -----------      ----------

Determination of shares:
  Weighted average common shares
  outstanding (basic)                               3,952,693       4,058,012 *
  Assumed conversion of stock options                   1,213           2,383 *
                                                  -----------      ----------

  Weighted average common shares
  outstanding (diluted)                             3,953,906       4,060,395 *
                                                  ===========      ==========

Basic earnings per share                          $      0.27      $     0.22 *
Diluted earnings per share                        $      0.27      $     0.22 *


 * Restated for 10% stock dividend as of the December 31, 1999 record date.